June 29, 1994


               Santa Fe Pacific Corporation
               1700 E. Golf Road
               Schaumburg, IL  60173

               Dear Sirs:

                         This letter will confirm our mutual agreement
               regarding the disclosure schedules contemplated by the Agreement and Plan of Merger dated as of June 29, 1994 (the "Merger Agreement") between Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP").

                         Each of BNI and SFP shall deliver to the other its
               disclosure schedules not later than July 15, 1994. For the purposes of this letter, (i) the term "Providing Party" means the party delivering disclosure schedules and (ii) the term "Recipient Party" means the party receiving such materials.

                         In the event that a Recipient Party shall conclude
               in the exercise of its reasonable business judgment that, on the basis of the information included in the disclosure schedules, the business of the Providing Party is materially and adversely different from such Recipient Party's reasonable understanding of the Providing Party's business based upon information provided to the Recipient Party prior to the date hereof, the Recipient Party may elect to terminate the Merger Agreement in the manner set forth below. A party seeking to terminate the Merger Agreement pursuant to this paragraph must so notify the Providing Party in writing within five days after receipt of the disclosure schedules from the Providing Party. A failure to deliver any such notice within such five-day period shall be deemed a waiver by the Recipient Party of the right to terminate the Merger Agreement pursuant to this letter.

                         BNI and SFP represent and warrant to the other
               that since the Balance Sheet Date (as defined in the Merger Agreement) there has not been any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on BNI or SFP, as the case may be.

                         BNI and SFP acknowledge that this is an agreement
               contemplated by the Merger Agreement between the respective companies.

                                           Sincerely yours,

                                           BURLINGTON NORTHERN INC.



                                           By /s/ Douglas J. Babb
                                              ----------------------
                                              Name: Douglas J. Babb
                                              Title: Vice President and
                                                     General Counsel


               Agreed and accepted:

               SANTA FE PACIFIC CORPORATION



               By /s/ Robert D. Krebs
                  --------------------------
                  Name:   Robert D. Krebs
                  Title:  Chairman, President &
                          Chief Executive Officer























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